Exhibit 5.02

Friday Eldredge & Clark

3425 NORTH FUTRALL DRIVE, SUITE 103 FAYETTEVILLE, ARKANSAS 72703 TELEPHONE 501-695-2011 FAX 501-695-2147	ATTORNEYS AT LAW A LIMITED LIABILITY PARTNERSHIP www.fridayfirm.com 2000 REGIONS CENTER 400 WEST CAPITOL LITTLE ROCK, ARKANSAS 72201-3493 TELEPHONE 501-376-2011 FAX 501-376-2147	599 HORSEBARN ROAD, SUITE 101 ROGERS, ARKANSAS 72758 TELEPHONE 479-695-2011 FAX 479-845-4363

May 12, 2009

Entergy Arkansas, Inc.
425 West Capitol, 40th Floor
Little Rock, Arkansas 72201

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3, including the exhibits thereto (the "Registration Statement"), which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $300,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") to be issued in one or more new series, and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated October 1, 1944, with Deutsche Bank Trust Company Americas, successor Corporate Trustee, Stanley Burg, successor Co-Trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, National Association, successor Co-Trustee, as heretofore supplemented and modified and as proposed to be further supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"), under which the Bonds are to be issued, we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (1) that the Bonds will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds by the Arkansas Public Service Commission and the Tennessee Regulatory Authority, and
(2) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer of the Company.

This opinion is limited to the laws of the States of Arkansas and New York and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP of New York, New York, which is being filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday, Eldredge & Clark LLP

Friday, Eldredge & Clark, LLP

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